Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of 7.625% Series A Cumulative Redeemable
Preferred Stock
of
MPG OFFICE TRUST, INC.
at
$25.00 Net Per Share
by
BROOKFIELD DTLA INC.,
a wholly-owned subsidiary
of
BROOKFIELD OFFICE PROPERTIES INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JULY 12, 2013, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:	June 14, 2013

Brookfield DTLA Inc. (“DTLA Inc.”), a Delaware corporation and a direct wholly-owned subsidiary of Brookfield Office Properties Inc., a corporation under the Laws of Canada (“BPO”), is making an offer to purchase all of the outstanding shares of 7.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (each a “Share” and collectively, the “Shares”), of MPG Office Trust, Inc., a Maryland corporation (“MPG”), at $25.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 14, 2013 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Prior to the consummation of the Offer, DTLA Inc. intends to assign all its rights and obligations with respect to the Offer to a newly-formed Maryland corporation (the “Maryland Purchaser”) formed for the purpose of purchasing the Shares tendered in the Offer, such newly-formed entity to be directly owned by Brookfield DTLA Holdings LLC, a Delaware limited liability company (which was converted from a Delaware limited partnership on May 10, 2013). Any assignment by DTLA Inc. of its rights and obligations to the Maryland Purchaser to purchase Shares under the Offer will not relieve DTLA Inc. of any of its obligations to the holders of Shares who have tendered their Shares in the Offer. As used herein, references to “Offeror” mean DTLA Inc. and/or the Maryland Purchaser, as applicable.

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1.	Offer to Purchase dated June 14, 2013;
2.	Letter of Transmittal to be used by stockholders of MPG in accepting the Offer;
3.	A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining the clients’ instructions with regard to the Offer; and
4.	Notice of Guaranteed Delivery with respect to the Shares.

We request that you contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at 12:00 midnight, New York City time, at the end of July 12, 2013, unless the Offer is extended or earlier terminated.

Neither Offeror or BPO will pay any fees or commissions to any broker or dealer or other person (other than the Depositary (as defined in the Offer to Purchase) and the Information Agent (as defined in the Offer to Purchase), in each case, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares in the Offer. You will be reimbursed by Offeror upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

Questions and requests for additional copies of the enclosed materials may be directed to MacKenzie Partners, Inc., the Information Agent, at the address appearing on the back page of the Offer to Purchase.

Very truly yours,

Brookfield Office Properties Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF OFFEROR, BPO, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.